Exhibit 99.1
NEWS RELEASE

AFC ENTERPRISES REPORTS PRELIMINARY FISCAL 2012 OPERATING RESULTS;

EXPECTED TO BEAT PRIOR FISCAL 2012 EARNINGS GUIDANCE

AFC Enterprises, Inc., the franchisor and operator of Popeyes® restaurants, today reported selected unaudited results for its fiscal fourth quarter and fiscal year which ended December 30, 2012.

Global same-store sales increased 6.0% in the fourth quarter, on top of a 5.8% increase last year. For the full year, global same store sales increased 6.8% compared to a 3.1% increase in 2011, exceeding the Company’s previous guidance of positive 6% to 6.5%.

During the fourth quarter, the Popeyes system opened 42 domestic and 20 international restaurants, bringing full year 2012 openings to 141 restaurants, compared to 140 restaurants last year. Openings were in line with the Company’s previous guidance of 140 to 150 new restaurants. The Popeyes system permanently closed 75 restaurants in fiscal 2012, resulting in net unit growth of 66 restaurants, compared to 65 net restaurants in 2011. The 2012 net unit growth was in the range of the Company’s previous guidance of 65-85 net restaurants.

The Company expects final general and administrative expenses for fiscal 2012 will be approximately $67.6 million. At approximately 3.0% of system-wide sales, the Company’s general and administrative expenses remain among the most efficient in the restaurant industry. The Company’s previous guidance was $67 to 68 million at approximately 3.0% of system-wide sales.

Based on its fourth quarter sales and store opening performance, the Company now expects fiscal 2012 reported earnings per diluted share (“EPS”) will be $1.23-$1.24, compared to $0.97 in fiscal 2011, an increase of 27%. Adjusted EPS for fiscal 2012, which included approximately $0.01 for the 53rd week of operations, is now expected to be $1.23-$1.24, compared to adjusted EPS of $0.99 last year. This is an increase from the Company’s previous 2012 adjusted EPS guidance of $1.19-$1.21. Adjusted EPS is a supplemental non-GAAP measure of performance. See Adjusted EPS calculations under the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

AFC Enterprises Chief Executive Officer Cheryl Bachelder stated “We had a great finish to an excellent year. The results are the product of each team member’s execution of Popeyes’ strategic plan. We view 2012 results as a step toward our bold goals of doubling the size of Popeyes’ domestic system and emerging as a successful international QSR brand.”

Management will provide fiscal 2013 guidance concurrent with the filing of the Company’s 2012 Annual Report on Form 10-K, which is due to be filed no later than March 15, 2013.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest Quick-Service Restaurant (“QSR”) chicken concept based on number of units. As of December 30, 2012, Popeyes had 2,104 operating restaurants in the United States, 3 territories, and 26 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.

NEWS RELEASE

	12 Weeks ended		Fiscal Year
	12/30/12	12/25/11	12/30/12	12/25/11
Same-store sales growth
Company-operated restaurants	7.8%	(1.5%)	5.3%	1.1%
Domestic franchised restaurants	6.3%	6.2%	7.5%	3.1%

Total domestic (company-operated and franchised restaurants)	6.4%	5.9%	7.5%	3.0%
International franchised restaurants	3.5%	4.6%	2.4%	3.3%
Total global system	6.0%	5.8%	6.8%	3.1%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	40	38	40	38
New restaurant openings	5	2	5	2
Permanent closings	—	—	—	—
Temporary (closings)/re-openings, net	—	—	—	—

Restaurants at end of period	45	40	45	40

Franchised restaurants (domestic)
Restaurants at beginning of period	1,606	1,560	1,587	1,542
New restaurant openings	37	30	79	71
Less: Permanent closings	(6)	(2)	(29)	(27)
Temporary (closings)/re-openings, net	(3)	(1)	(3)	1

Restaurants at end of period	1,634	1,587	1,634	1,587

Franchised restaurants (international)
Restaurants at beginning of period	414	400	408	397
New restaurant openings	20	20	57	67
Less: Permanent closings	(13)	(9)	(46)	(48)
Temporary (closings)/re-openings, net	4	(3)	6	(8)

Restaurants at end of period	425	408	425	408

Total restaurant count at end of period*	2,104	2,035	2,104	2,035

*	Restaurant count in 2012 includes 3 net restaurants that were temporarily closed in prior periods but were reopened by year end.

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures

Adjusted Earnings per Diluted Share: Calculation and Definition

The Company calculates fiscal 2012 full year Adjusted Earnings per Diluted Share by excluding (i) $0.5 million in other income, net, and (ii) $0.5 million in legal fees related to licensing arrangements.

The Company defines Adjusted Earnings for fiscal 2011 as the Company’s reported net income after adjusting for certain non-operating items consisting of: (i) $0.8 million in expenses for the Global Service Center relocation, and $0.5 million in impairments and disposals of fixed assets offset by a $0.8 net gain on the sale of assets; (ii) accelerated depreciation of $0.5 million related to the Company’s relocation to a new Global Service Center; and (iii) the tax effect of such adjustments. Adjusted Earnings per Diluted Share provides the per share effect of Adjusted Earnings on a diluted basis. The following table reconciles on a historical basis for fiscal year 2011, the Company’s Adjusted Earnings per Diluted Share on a consolidated basis to the line on its Condensed Consolidated Statement of Operations entitled “Net income”, which the Company believes is the most directly comparable GAAP measure on its Condensed Consolidated Statement of Operations to Adjusted Earnings per Diluted Share:

(in millions, except per share data)	Fiscal 2011
Net income	$24.2
Other expense (income), net	0.5
Accelerated depreciation related to the Company’s relocation to a new Global Service Center	0.5
Tax effect	(0.5)
Adjusted earnings	$24.7
Adjusted earnings per diluted share	$0.99
Weighted average diluted shares outstanding	25.0

Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its strategic plan, including domestic and international growth, and the Company’s anticipated 2012 and long-term performance including projections regarding general and administrative expenses, EPS and adjusted EPS and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised restaurants, a decline in our ability to franchise new restaurants, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2011 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.

AFC Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations

(404) 459-4673 or investor.relations@afce.com

Media inquiries:

Alicia Thompson, Vice President, Popeyes Communications & Public Relations

(404) 459-4572 or popeyescommunications@popeyes.com